PRESS RELEASE
Full Year 2021 Results
Delivering on all metrics of our FY 2021 guidance and medium-term outlook over the 2018-2021 period, having achieved solid operational and financial results in 2021.
Continued execution against our shareholder remuneration policy and leverage framework with the board proposing to the April 2022 AGM a gross final dividend of €1.375 per share and having completed around 76% of our Share Repurchase Program 2021.

Having reversed the negative top line trend in 2021, we expect to realize organic revenue and Adjusted EBITDA(a) growth of around 1% in 2022, while continuing to invest for growth leading to flat Adjusted Free Cash Flow(a) relative to last year on the same basis.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market. Inside information.

Mechelen, February 10, 2022 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the year ended December 31, 2021.

HIGHLIGHTS

•Ongoing constructive discussions with Fluvius on the data network of the future in Flanders and we remain confident on our ability to enter into binding legal documents in spring, as mentioned earlier. In addition, we have made good progress on the strategic review of our mobile tower business, including a preliminary market assessment which we expect to finalize towards end-Q1.
•Again solid operational performance in Q4 2021 with an accelerated uptake of net new FMC customers driven by our "ONE(Up)" bundles (+36,500), robust net new subscriber growth for our broadband internet , enhanced video and mobile postpaid offers of 6,100, 2,300 and 13,400, respectively.
▪The fixed monthly ARPU per customer relationship reached €59.1 in FY 2021, up 1% yoy, driven by a higher share of both higher-tier broadband and multiple-play customers in our overall customer mix and the benefit of certain price adjustments, partly offset by a greater proportion of revenue being allocated to mobile telephony from our recently launched "ONE(Up)" FMC bundles compared to our legacy bundles.
▪FY 2021 revenue of €2,595.8 million, driven by higher subscription revenue. Having achieved 1% growth yoy on both a reported and rebased(1) basis, we managed to reverse the negative trend in our revenue profile, in line with our FY 2021 guidance. Broadly stable revenue in Q4 2021 compared to Q4 last year, both on a reported and rebased basis, of €666.9 million driven by the same factor as mentioned above.
▪Net profit of €393.6 million in FY 2021 (Q4 2021: €91.9 million), +16% yoy, reflecting significantly lower net finance expense and a 1% operating profit increase, partly offset by higher income tax expense and a €12.2 million impairment in Q4 on our investment in the Luxembourg cable operator Eltrona.
▪FY 2021 Adjusted EBITDA(2) of €1,367.5 million, -1% yoy, including changes to the IFRS accounting treatment of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts as of Q3 2020. On a rebased basis, our FY 2021 Adjusted EBITDA increased almost 2% yoy, in line with our FY 2021 guidance. This was driven by a healthy organic top line growth and stable operating expenses over the period. Q4 2021 Adjusted EBITDA of €340.4 million, +1% yoy both on a reported and rebased basis, reflecting lower direct and sales and marketing expenses, which more than offset the increases in the other cost lines.
▪Accrued capital expenditures(3) of €635.6 million in FY 2021 (Q4 2021: €218.4 million), +6% versus last year and approximately 25% of revenue. Excluding (i) the recognition of certain football broadcasting rights, (ii) the temporary extension of both our 2G and 3G mobile spectrum licenses and (iii) certain lease-related capital additions from our accrued capital expenditures, our FY 2021 accrued capital expenditures were €542.8 million, equivalent to approximately 21% of revenue.

(a) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDA and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.

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▪Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow)(4) of €824.7 million in 2021 (Q4 2021: €181.4 million), -2% yoy, mainly driven by modestly higher investments. On a rebased basis and excluding the recognition of both football broadcasting rights and mobile spectrum licenses, as well as the impact of certain lease-related capital additions on our accrued capital expenditures, our FY 2021 Adjusted EBITDA less property & equipment additions was stable yoy, in line with our FY 2021 guidance, thus achieving a 6.9% CAGR over the 2018-2021 period.
▪Net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €1,029.6 million, €497.6 million and €474.5 million, respectively, in FY 2021. Achieved FY 2021 Adjusted Free Cash Flow(5) as guided, €1.2 million above the midpoint of our €420.0 to €440.0 million range and up 4% yoy on the same basis, driven by lower cash taxes paid and cash interest expenses, partly offset by a decrease in our vendor financing program. Q4 2021 as reported Adjusted Free Cash Flow under the revised definition (as discussed in Section 2. Financial highlights) of €103.3 million, reflecting a decline in our vendor financing program as a result of seasonality in the underlying payments.
▪In 2022, we expect organic revenue and Adjusted EBITDA(a) growth of around 1% yoy, offsetting higher staff-related and network operating expenses through continued cost control. We will continue to invest for growth in 2022. Including both 5G and advanced fiber investments, as detailed in our Outlook section, we expect accrued capital expenditures to represent around 25% of revenue(b). Targeting a stable Adjusted Free Cash Flow(a, c) relative to 2021, we will be able to largely absorb the adverse impact of higher investments on our Adjusted Free Cash Flow, while more than covering our annual dividend floor.
▪In line with our shareholder remuneration policy, the board of directors has decided to propose to the April 2022 AGM to approve the payment of a gross final dividend of €1.375 per share. In parallel, we continue to execute the remainder of our Share Repurchase Program 2021, which was approximately 76% completed at the date of this release.

(a) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDA and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.
(b) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures.
(c) Assuming certain payments are made for the temporary prolongation of our current 2G and 3G mobile spectrum licenses in 2022, yet excluding payments on any future spectrum licenses as part of the upcoming multiband auction, and assuming the tax payment on our 2021 tax return will not occur until early 2023.

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For the year ended December 31,	2021	2020	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	2,595.8	2,575.2	1%
Operating profit	599.2	594.1	1%
Net profit	393.6	338.5	16%
Net profit margin	15.2%	13.1%

Basic earnings per share	3.60	3.10	16%
Diluted earnings per share	3.60	3.10	16%

Adjusted EBITDA (2)	1,367.5	1,378.0	(1)%
Adjusted EBITDA margin %	52.7%	53.5%

Accrued capital expenditures (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions) (3)	542.8	537.2	1%
Accrued capital expenditures as % of revenue (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions)	20.9%	20.9%

Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow) (4)	824.7	840.8	(2)%

Net cash from operating activities	1,029.6	1,057.4	(3)%
Net cash used in investing activities	(497.6)	(475.6)	5%
Net cash used in financing activities	(474.5)	(601.2)	(21)%
Adjusted Free Cash Flow (as guided and previously defined) (5)	431.2	415.8	4%
Adjusted Free Cash (revised definition) (5)	404.9	393.1	3%

OPERATIONAL HIGHLIGHTS (Total Services)

Video	1,762,000	1,811,700	(3)%
Basic video (6)	65,100	123,700	(47)%
Enhanced video (7)	1,696,900	1,688,000	1%
Broadband internet (8)	1,725,700	1,697,100	2%
Fixed-line telephony (9)	1,100,200	1,171,800	(6)%
Mobile telephony (10)	2,950,200	2,961,800	—%
Postpaid	2,629,800	2,580,000	2%
Prepaid	320,400	381,800	(16)%

FMC customers	749,700	641,800	17%
Services per customer relationship (11)	2.26	2.29	(1)%
ARPU per customer relationship (€ / month) (11) (12)	59.1	58.4	1%

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

"2021 was another very eventful year for us on many fronts. I am therefore pleased to announce that we once again managed to tick all the boxes of our full year 2021 guidance as presented in February last year and as partly upgraded at the end of October especially on Adjusted EBITDA and Adjusted EBITDA less property and equipment additions (previously referred to as Operating Free Cash Flow). We managed to reverse the negative trend in our revenue profile in 2021, which was not just driven by a broad recovery in our media business on the back of the COVID-19 impact in 2020 but also by continued modest growth in our subscription revenue. Having succeeded in keeping our operating expenses broadly stable over the year, the nearly 1% rebased top line growth translated into nearly 2% rebased Adjusted EBITDA growth, both in line with our outlook. Finally, we generated a robust outcome against our FY 2021 Adjusted Free Cash Flow outlook, exceeding the midpoint of our €420 to €440 million range by €1 million, representing a 4% increase yoy increase on the same basis.

With flat Adjusted EBITDA less property and equipment additions yoy on a rebased basis and excluding the recognition of both football broadcasting rights and mobile spectrum licenses, as well as the impact of certain lease-related capital additions on our accrued capital expenditures, consistent with the basis of our 2018-2021 Adjusted EBITDA less property & equipment additions CAGR guidance, we also delivered on our medium-term 2018-2021 CAGR of between 6.5-8% which we communicated during our 2018 Capital Markets Day, by achieving a solid 7% increase.

The aforementioned robust financial performance is driven by the continued momentum of our business in 2021, despite the still ongoing COVID-19 pandemic and intense market competition. Our broadband customer base expanded with 28,600 customers, driven by both the residential and business segment. Thanks to the success of our new "ONE(Up)" FMC bundles, launched in April last year, we managed to add a solid 107,900 subscribers, bringing the total to 749,700 and resulting in an approximately 33% convergence rate. Our FY 2021 fixed customer relationship ARPU increased 1% yoy to just over €59, underpinning the value accretive effect of our FMC strategy. 2021 illustrated the robust quality of our fixed and mobile infrastructure since the significant data traffic increases on our network were absorbed without any issues. The average weighted download speed on our 1 gigabit per second network increased 12% yoy to 238 Mbps and 977,800 WiFi boosters have meanwhile been distributed amongst our broadband customer base at the end of 2021, which equals approximately 57% of our broadband customer base.

Meanwhile, we continue to execute on the Company's shareholder remuneration policy, having paid a €1.375 per share gross intermediate dividend in December and proposing to the April 2022 AGM to approve a similar final dividend. We also continue to make solid progress on our Share Repurchase Program 2021, which is around 76% completed now. As detailed under 3.2 Shareholder remuneration, the board remains highly committed to return an ordinary gross annual dividend of €2.75 per share, in line with the dividend floor applied as of October 2020, and to maintain a net total leverage of around 4.0x in absence of any material acquisitions and/or significant changes in our business or regulatory environment.

Looking ahead to 2022, this will for sure be another pivotal year with two important strategic projects which will be finalized in the coming months. The discussions with Fluvius on the data network of the future in Flanders and the strategic review of our mobile tower business are both progressing well. We remain confident on our ability to enter into a binding agreement with Fluvius in spring this year, whereas we intend to finalize the preliminary market assessment for our mobile tower business around end-Q1 this year. On the back of these potential transactions, we intend to host a Capital Markets Day in early June, during which we will further elaborate on our future growth drivers."

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Commenting on the results, Erik Van den Enden, Telenet’s Chief Financial Officer, stated:

"I'm pleased to report that we once again managed to deliver on all financial metrics for FY 2021, characterized by a return to organic revenue growth in the year as well as continued cost control, leading to a nearly 2% Adjusted EBITDA growth on a rebased basis. For the full year, we generated revenue of nearly €2.6 billion, which was up nearly 1% yoy on both a reported and rebased basis. Growth was not just driven by an anticipated recovery in our advertising and production revenue following the steep decline in 2020 as a result of the global COVID-19 pandemic, but also by modestly higher subscription revenue. In Q4, our revenue was broadly stable yoy both on a reported and rebased basis at €667 million as higher subscription revenue was offset by lower B2B revenue due to seasonally lower revenue in our ICT business.
On a reported basis, our FY 2021 Adjusted EBITDA decreased less than 1% compared to 2020 as a result of changes to the IFRS accounting treatment of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts as of Q3 2020. On a rebased basis, our FY 2021 Adjusted EBITDA increased almost 2% yoy, driven by healthy organic top line growth and stable operating expenses over the period. In Q4 2021, our Adjusted EBITDA reached €340 million, up 1% yoy both on a reported and rebased basis, reflecting lower direct costs and sales and marketing expenses, which more than offset the increases in the other cost lines.
Turning over to Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow), which has been the north star of our 2018-2021 strategic plan with a target CAGR between 6.5% to 8.0% over the period. With a flat result (on a rebased basis and excluding the recognition of both football broadcasting rights and mobile spectrum licenses, as well as the impact of certain lease-related capital additions on our accrued capital expenditures) we delivered both on our FY 2021 outlook but also on our medium-term CAGR having achieved almost 7%.
I'm also pleased that we generated a robust outcome against our FY 2021 Adjusted Free Cash Flow outlook, exceeding the midpoint of our €420 to €440 million range by €1 million, representing a 4% yoy increase on the same basis. Adjusted Free Cash Flow growth was driven by (i) nearly €15 million lower cash taxes paid relative to last year and (ii) €9 million lower cash interest expenses as a result of the refinancing of our Term Loans in early 2020, partly offset by a €5 million decrease in our vendor financing program. The almost €28 million lower contribution from our vendor financing program in Q4 relative to the same period of last year due to seasonality in some of our payments impacted our Adjusted Free Cash Flow performance in the quarter.
As John just mentioned, 2022 will be a pivotal year for Telenet, in which we aim to complete two major strategic overhauls. The impacts of both potential transactions have not yet been included in our FY 2022 outlook and will only be reflected as of closing to the extent they materialize. In 2022, and as further detailed under 3. Outlook, we expect to be able to maintain the upward trend in our revenue profile, targeting organic growth of around 1%. Despite the outlook for higher staff-related expenses following the mandatory wage indexation as of January 2022 and the adverse impact of higher energy prices on our network operating expenses, we still expect to be able to grow our Adjusted EBITDA(a) by around 1% for FY 2022 through a continued focus on our operating expenses and tight cost control. We will continue to invest for growth in 2022. Including both 5G and advanced fiber investments, we expect accrued capital expenditures to represent around 25% of revenue(b), whilst excluding these investments our underlying capital intensity would only have been marginally up compared to 2021. Targeting a stable Adjusted Free Cash Flow(a,c) relative to 2021, we will be able to largely absorb the adverse impact of higher investments on our Adjusted Free Cash Flow through several working capital initiatives, while keeping our vendor financing commitments broadly stable compared to year-end 2021. Hence, we will be more than covering our annual dividend floor of €2.75 per share (gross), equivalent to approximately €300 million in aggregate."

(a) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDA and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.
(b) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures.
(c) Assuming certain payments are made for the temporary prolongation of our current 2G and 3G mobile spectrum licenses in 2022, yet excluding payments on any future spectrum licenses as part of the upcoming multiband auction, and assuming the tax payment on our 2021 tax return will not occur until early 2023.

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1    Operational highlights

IMPORTANT REPORTING CHANGES:
Inclusion of Small and Medium Sized ("SME") and Large Enterprise ("LE") business customers: As of Q2 2021, our postpaid and total mobile subscriber counts include our SME and LE business customers, which were previously not recorded in our SIM count. We have represented our consolidated subscriber counts as presented below and under 4. Consolidated operating statistics in order to allow both investors and analysts to assess our operational performance on a like-for-like basis. Consequently, we have added 130,100, 132,600, 140,500, 146,100, 156,600 and 158,900 mobile postpaid subscribers to our subscriber count for the quarterly periods from Q1 2020 up to Q2 2021. As a result of the aforementioned change, the subscription and usage-related revenue generated by our SME and LE business customers is now being reported under our mobile telephony revenue (as opposed to business services revenue previously), while the interconnect revenue is now being recognized under other revenue (as opposed to business services revenue previously). We provide rebased year-on-year changes in order to allow both investors and analysts to assess our financial performance on a like-for-like basis and represented our Q4 2020 revenue accordingly.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At December 31, 2021, we served 2,032,300 unique customer relationships, which represented approximately 60% of the 3,405,800 homes passed by our leading hybrid fiber coaxial ("HFC") network across our Flemish and Brussels footprint. Our cable network consists of a dense fiber backbone with local loop coaxial cable connections and spectrum of up to 1.2 GHz. Through both EuroDocsis 3.0 and 3.1 technologies, we offer data download speeds of up to 1 gigabit per second ("Gbps") across our entire footprint, reaffirming our leading market position as the fastest internet service provider. In October 2021, we entered into a non-binding term sheet with Fluvius to create Flanders' "data network of the future". By signing this non-binding term sheet, both companies have taken a further step in the realization of the “data network of the future”, including Fiber to the Home ("FttH") technology. The network of the future will be fully open, ultra-performant, accessible to businesses and families, both in urban and rural areas, and built at the lowest societal cost. To this end, we will create together a new self-funding independent infrastructure company (“NetCo”) that will run an open access network, contributing both existing HFC and fiber assets as well as developing new build fiber assets in the future. NetCo intends to operate an open access network and is expected to enjoy a high network utilization rate from the start driven by Telenet’s customer relationships and the incremental traffic generated by wholesale partners. It is intended to be a multiparty partnership, i.e. open to further partnering with strategic and/or financial parties to develop this ambitious “data network of the future”. Final legal agreements are anticipated in spring of 2022 as we communicated at the end of October last year.

At December 31, 2021, we provided 4,587,900 fixed services ("RGUs") consisting of 1,762,000 video, 1,725,700 broadband internet and 1,100,200 fixed-line telephony subscriptions. Within our video mix, approximately 96% of our video subscribers have upgraded to the higher ARPU enhanced video platform at December 31, 2021, leaving just 65,100 basic TV subscribers who continue to watch TV in a linear way through the DVB-C tuner of their TV set. At the end of November 2021, we successfully completed our "Signal Switch" campaign and hence fully switched off the analog TV signal across our entire footprint. Enhanced video subscribers enjoy an enriched TV experience with unrestricted access to a wider range of digital, HD and pay television sports, series and movies channels, a vast complementary and paid library of domestic and international video-on-demand ("VOD") content and our over-the-top ("OTT") platform "Telenet TV" and "Yelo". At December 31, 2021, we also served 2,950,200 mobile subscribers, of which approximately 89% are subscribed to one of our attractive mobile or fixed mobile converged ("FMC") rate plans. As of Q2 2021, our mobile subscriber count also includes our SME and LE business customers as mentioned above.

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We reached a bundling rate of 2.26 fixed RGUs per unique customer relationship in Q4 2021, which was modestly down compared to the prior year period as a result of the continued contraction in our fixed-line telephony RGU base as further addressed below. Approximately 33% of our cable customers subscribed to a quadruple-play bundle at December 31, 2021 (excluding mobile subscriptions under the BASE brand) which is broadly unchanged compared to last year. Our FMC customer base, which represents the sum of our "WIGO", "YUGO" and "KLIK" propositions, in addition to our recently added "ONE" and "ONE UP" bundles, reached 749,700 subscribers, up 17% year-on-year. In Q4 2021, we added 36,500 net new FMC subscribers (FY 2021: +107,900), a clear acceleration compared to the previous quarter driven by the success of our end-of-year promotions on our "ONE" FMC propositions combined with attractive hardware offers.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. For the year ended December 31, 2021, the monthly fixed ARPU per customer relationship reached €59.1, representing an increase of just over 1% compared to the prior year. In Q4 2021, the ARPU per customer relationship was €59.2, up nearly 1% compared to €58.7 in Q4 2020. Growth in the ARPU per customer relationship was underpinned by (i) a greater share of higher-tier broadband subscribers in our mix, (ii) the favorable impact of last year's price adjustments and (iii) a higher proportion of multiple-play subscribers. These factors were partly offset by a greater proportion of revenue being allocated to mobile telephony from our recently launched "ONE" FMC bundles compared to our legacy bundles. As discussed in 2.1 Revenue, this adversely impacts our cable subscription revenue, yet is fully compensated by higher mobile telephony subscription revenue and therefore does not impact our total revenue.

1.2    Broadband internet

At December 31, 2021, we served 1,725,700 broadband internet subscribers. Our broadband customer base again expanded in Q4 2021, attracting 6,100 net new subscribers (FY 2021: +28,600). Growth was again both driven by strong performance in the residential and the business segment thanks to successful end-of-year promotions and continued traction of our "ONE(Up)" FMC bundles. Annualized churn for our broadband internet service decreased significantly by 90 basis points year-on-year to 7.6% from 8.5% in Q4 2020 and hence remains at historically moderate levels despite the intensely competitive market backdrop. Comparing our annualized churn rates prior to the COVID-19 pandemic and during the pandemic, we see a marked decline, which underlines customers' need for reliable, high-speed broadband connectivity at home.

In Q4 2021, we distributed 44,800 WiFi-boosters in order to maximize the in-home connectivity customer experience. This brings the total installed base to 977,800 customers who are equipped with our in-home plug-and-play connectivity solution, up 24% compared to Q4 2020. Approximately 57% of our broadband customer base at December 31, 2021 opted for the aforementioned in-home connectivity solution as compared to approximately 46% a year ago. The weighted average data download speed across our broadband subscriber base once again further increased, reaching 238 Mbps at December 31, 2021, up 12% from 212 Mbps in Q4 last year.

1.3    Fixed-line telephony

At December 31, 2021, we served 1,100,200 fixed-line telephony subscribers, representing a 6% decrease compared to last year. Relative to September 30, 2021, our fixed-line telephony subscriber base contracted by 22,200 RGUs on a net organic basis in Q4 2021 (FY 2021: -71,600). In addition to the generally declining fixed-line telephony market, the continued success of our "ONE(Up)" FMC bundles accelerated this downward trend as fixed-line telephony is no longer activated by default in the new FMC packages, but needs a customer opt-in. Since the outbreak of the COVID-19 pandemic, we continue to observe higher usage of alternative OTT solutions, driven by the increase of homeworking. Annualized churn for our fixed-line telephony service therefore reached 10.4% in Q4 2021 and was up 50 basis points compared to the same period of last year.

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1.4    Mobile telephony

Our mobile telephony subscriber base, which excludes subscribers under our commercial wholesale partnerships, totaled 2,950,200 subscribers at the end of Q4 2021, including 2,629,800 postpaid subscribers. The remaining 320,400 mobile subscribers are prepaid subscribers under the BASE brand. As mentioned under 1. Operational highlights, our mobile subscriber counts for all periods as of Q1 2020 have been restated to include our SME and LE business customers. We added 13,400 net new mobile postpaid subscribers in Q4 2021 (FY 2021: +49,900). Net subscriber growth in the quarter was driven by our successful end-of-year promotions on our FMC bundles and related cross-selling. Our prepaid subscriber base decreased by 15,900 SIMs in Q4 2021 (FY 2021: -61,400), driven by higher migrations from pre- to postpaid and changes of SIM activity status.

1.5    Video

TOTAL VIDEO
At December 31, 2021, our total basic and enhanced video customer base reached 1,762,000 RGUs. This represented a net organic loss of 12,000 video subscribers during Q4 2021 (FY 2021: -49,700). This net loss excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their video service or moving out of our service footprint. Within the mix of video subscribers, the proportion of analog basic TV subscribers continued to contract, reaching 65,100 at December 31, 2021. These are customers who continue to watch TV in a linear way through the DVB-C tuner of their TV set. In October 2019, we launched our "Signal Switch" campaign in order to prepare for the switch-off of both the analog radio and video signals by the end of 2021. After a temporary pause of this project related to COVID-19, it has now been finalized at the end of November 2021. This frees up capacity on the network for the ever-increasing digital traffic

ENHANCED VIDEO
At December 31, 2021, 1,696,900 of our video customers had upgraded to our higher ARPU enhanced video services, enabling them to enjoy an enriched TV experience, including free and unrestricted access to our OTT video apps "Telenet TV" and “Yelo”, through which they can enjoy a unique content experience on multiple connected devices in the home and out-of-home. For customers using our latest digital TV platform, the Telenet TV app is also available on Apple TV since mid-December 2020. Through this media box, customers can transfer their familiar television experience to a second television screen anywhere in the European Union and without an additional decoder. Our enhanced video customer base in Q4 2021 increased by 2,300 net RGUs (FY 2021: +8,900). The high attach rate to the "ONE(Up)" bundles, the acceleration of our "Signal Switch" migration campaign after the summer period and lower churn were the main drivers of this positive trend.

Mid-September 2020, we launched "Streamz": A unique streaming service of DPG Media and Telenet, in which we hold a 50% share. Consequently, neither the operational nor the financial results of the joint venture itself are consolidated into our accounts. However, as we offer both "Streamz" and "Streamz+" directly to customers through our digital TV platform, we will continue to include the number of premium entertainment customers to whom we directly serve. The revenue generated by these direct premium entertainment subscribers is unaffected and remains within our video subscription revenue, while the content-related costs are accounted for as direct costs (programming-related expenses) and hence impacting our Adjusted EBITDA. We refer to 2. Financial Highlights for additional information.

Following the launch of the "Streamz" streaming service, we introduced a new "Streamz+" product and rebranded the former "Play" product into "Streamz" alongside "Play More", which continues to exist. We believe our joint OTT platform is uniquely positioned, combining the best locally produced series of all local broadcasters VTM, Play and VRT, supplemented with must-see international content from HBO, in addition to an extensive kids zone, films and documentaries. Streamz is available to everyone through the Streamz app, online at Streamz.be and for Telenet customers through our digital TV platforms. In addition, we continue to have a leading market position as far as sports is concerned. "Play Sports" continues to broadcast both domestic and international football competitions, such as the English Premier League exclusively, and via the

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Eleven Sports channels: the Belgian Jupiler Pro League, La Liga, Serie A and Bundesliga 1. We extended the rights to the Premier League for another three seasons until the 2024 – 2025 season. Other sports, such as cyclo-cross, basketball, hockey, tennis, golf and motor sports, are also included in our broad sports offering. During the first quarter of 2021, we launched "Play Sports Open", a new linear channel in our basic TV offering. Play Sports Open offers all Telenet TV customers a selection of matches from different competitions, including Premier League, Europa League, Eredivisie, ATP and WTA Tennis, Belgian Hockey and Basketball, Cyclo-cross, Formula 1 and MXGP. This channel also includes both proprietary and acquired programs and documentaries.

Furthermore, as we are evolving to offer all relevant premium entertainment to our customers, we have started to integrate other main subscription VOD services (including amongst others Netflix and Amazon Prime) to our customers through their set-top box environment and we intend to continue to expand with other relevant VOD services in the future. Consequently, we are well positioned as a leading player in the premium entertainment segment within our footprint. Our total premium entertainment subscriber base, including "Streamz", "Streamz+", "Play More" and "Play Sports" equaled approximately 36% of our total enhanced TV customer base1 at the end of Q4 2021, which was a decline of 2 percentage points compared to the same quarter of last year and stable relative to September 30, 2021.

1 Including 387,300 direct subscriptions to our premium entertainment packages "Streamz", "Streamz+" and "Play More" and 220,500 "Play Sports" customers at December 31, 2021.

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2    Financial highlights

IMPORTANT REPORTING CHANGES:

Rebased growth: For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions, to the same extent revenue and Adjusted EBITDA related to these transactions is included in our current results: (i) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020), (ii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020 and (iii) reflect changes related to subscription and usage-related revenue and interconnect revenue generated by our Small & Medium Sized ("SME") and Large Enterprise ("LE") business customers as of Q2 2021 out of business services revenue into mobile telephony and other revenue, respectively. See Definitions for more disclosures. For more information regarding the variance between our reported and rebased financial results, we refer to the Appendix in this press release.

Accounting framework Streamz joint venture and Belgian football broadcasting rights: Mid-September 2020, we launched "Streamz": A unique streaming service of DPG Media and Telenet, in which we have a 50% shareholding. Consequently, neither the operational nor the financial results of the joint venture itself are consolidated into our accounts. However, as we offer both "Streamz" and "Streamz+" directly to customers through our digital TV platform, we will continue to include the number of premium entertainment customers to whom we directly serve. The revenue generated by these direct premium entertainment subscribers is unaffected and remains within our video subscription revenue, while the content-related costs are accounted for as direct costs (programming-related expenses) and hence impacting our Adjusted EBITDA. In August 2020, we signed a five-year agreement with Eleven Sports for the broadcasting of the Belgian football league. Unlike the previous contract, the cost of the new Belgian football contract is accounted for as a direct cost (programming-related expenses) and hence impacting our Adjusted EBITDA. Both changes have started to impact our (operating) expenses and Adjusted EBITDA as of the third quarter of 2020. We provide rebased year-on-year changes in order to allow both investors and analysts to assess our financial performance on a like-for-like basis. For more information regarding the variance between our reported and rebased financial results, we refer to the Appendix in this press release.

Purchase price allocation for the Connectify acquisition: The Company's December 31, 2020 statement of financial position has been restated, reflecting the retrospective impact of the purchase price allocation (“PPA”) and accounting policies alignment for the Connectify acquisition, which was not yet available at year-end 2020. The fair value adjustment on intangible assets (€1.6 million) mainly related to the acquired trade names (€0.6 million), customer relationships (€0.3 million) and other intangible assets subject to amortization, being a technological IPTV platform (€0.7 million). Together with the deferred tax impact of the above-mentioned adjustments (€0.4 million), goodwill was reduced by €1.2 million. The recognition of the fair value of the intangible assets did not result in any material additional amortization expense for the period between the acquisition date (November 30, 2020) and December 31, 2020, and consequently, the consolidated statement of profit and loss and other comprehensive income for the twelve months ended December 31, 2020 has not been restated.

Revenue allocation from Telenet's Small and Medium Sized ("SME") and Large Enterprise ("LE") business customers: As of Q2 2021, our postpaid and total mobile subscriber count includes our SME and LE business customers, which were previously not recorded in our SIM count. See 1. Operational highlights for additional information. As a result of the aforementioned change, the subscription and usage-related revenue generated by our SME and LE business customers is now being reported under our mobile telephony revenue (as opposed to business services revenue previously), while the interconnect revenue is now being recognized under other revenue (as opposed to business services revenue previously). We provide rebased year-on-year changes in order to allow both investors and analysts to assess our financial performance on a like-for-like basis and represented our Q4 2020 revenue accordingly.

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Operating Free Cash Flow renamed into Adjusted EBITDA less property & equipment additions: Effective with the release of our third quarter earnings, we have stopped using the term Operating Free Cash Flow and now use the term "Adjusted EBITDA less property & equipment additions". As we define the term, Adjusted EBITDA less property & equipment additions has the same meaning as Operating Free Cash Flow had previously, and therefore does not impact any previously reported amounts.

Revised definition of Adjusted Free Cash Flow: Effective Q4 2021, we have changed the way we calculate Adjusted Free Cash Flow by deducting (i) cash payments for direct acquisition and divestiture costs and (ii) principal payments on pre-acquisition additions to network leases from our Adjusted Free Cash Flow. Prior to implementing this change, our Adjusted Free Cash Flow excluded both payments, in line with our historical guidance. We have represented our Adjusted Free Cash Flow as of Q1 2021 on that basis and have also represented the FY 2020 amounts as further detailed under 5.2 EU IFRS condensed consolidated statement of cash flows. We refer to 6.3 Definitions for more information regarding our Adjusted Free Cash Flow disclosure.

2.1    Revenue

We generated revenue of €2,595.8 million for the year ended December 31 2021, which represented a modest increase of nearly 1% (+0.8%) versus €2,575.2 million of revenue generated last year. As mentioned above, last year's revenue still included a one quarter contribution of our Luxembourg cable subsidiary Coditel S.à r.l., which has been merged into Eltrona on April 1, 2020 and in which we hold a 50% minus 1 share shareholding. As such, we no longer consolidate its results as of Q2 2020. Also important to note for comparison basis is that (i) our FY 2020 top line performance reflected the adverse impact of the global COVID-19 pandemic on our business with a more outspoken impact in Q2 2020 especially given the strong decline in our advertising and production revenue as recorded under other revenue and (ii) the reclassification of subscription, usage-related and interconnect revenue generated by our SME and LE business customers as further detailed above.

Our rebased FY 2021 revenue, which excludes the impact of the aforementioned Luxembourg cable divestment, grew approximately 1% (+0.9%) year-on-year. As such, we delivered on our FY 2021 outlook, which called for organic top line growth of up to 1%. With that, we have managed to return to top line growth and seek to maintain this upward trend in the current fiscal year. This positive top line trend was driven by solid growth in our total subscription revenue north of 1%, which represents the sum of our cable and mobile subscription revenue, and continues to represent a solid source of cash flow for our business. Growth in our subscription revenue was driven by (i) continued momentum for our FMC bundles in both the residential and the business segments, (ii) the uptiering of broadband customers to higher speed bundles and (iii) the benefit of the October 2020 and August 2021 rate adjustments. As a result of changes to the allocation of revenue from our new "ONE" FMC bundles compared to our former "WIGO" and "YUGO" FMC bundles, mobile telephony revenue increased by €7.0 million during FY 2021, with a corresponding decrease in cable subscription revenue.

In Q4 2021, our year-on-year revenue was broadly stable on both a reported and rebased basis (+0.3%), yielding €666.9 million of revenue. A solid increase in our total rebased subscription revenue of nearly 2% was almost fully offset by a 14% decline of our rebased business service revenue as detailed below.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content offerings, including our subscription VOD packages “Streamz”, "Streamz+" “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. Our video revenue for the year ended December 31, 2021 amounted to €548.5 million (Q4 2021: €135.3 million), representing a 2% decrease compared to FY 2020 both on a reported and rebased basis. This reflected (a) a lower average number of video RGUs, (b) the adverse impact of the COVID-19 pandemic on our transactional video-on-demand revenue caused by certain delays in the release of new blockbuster movies and series and (c) the aforementioned shift in revenue allocation from the

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new "ONE" FMC bundles as described above. These factors combined more than outweighed the benefit from the October 2020 and August 2021 price adjustments.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €680.2 million for the year ended December 31, 2021 (Q4 2021: €172.1 million), up almost 4% compared to last year both on a reported and rebased basis. This robust year-on-year performance reflected (i) the benefit from the October 2020 and August 2021 price adjustments, (ii) the continued uptiering of our broadband internet customer base and (iii) the successful launch of our new "ONE" FMC propositions. This was partly offset by the aforementioned change in revenue allocation from the new "ONE" FMC bundles.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnect revenue generated by these customers, which is reported under other revenue. For the year ended December 31, 2021, our fixed-line telephony revenue fell 4% year-on-year on both a reported and rebased basis to €215.6 million (Q4 2021: €53.5 million). This mainly reflected lower average RGUs over the period as detailed under 1.3 Fixed-line telephony and the aforementioned change in revenue allocation from the new "ONE" FMC bundles, which more than offset the favorable impact of the October 2020 and August 2021 price adjustments.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnect revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs, which are all recorded in other revenue. Our mobile telephony revenue also includes the subscription and usage-related revenue generated by our SME and LE business customers as mentioned above. In FY 2021, we generated mobile telephony revenue of €492.4 million (Q4 2021: €126.5 million), representing a year-on-year increase of almost 9% on a reported basis mainly as a result of the inclusion of the subscription and usage-related revenue generated by our SME and LE business customers which was recorded under business service last year. On a rebased basis, our mobile telephony revenue was up 4% for the year ended December 31, 2021. The increase was mainly attributable to a favorable comparison base as last year's mobile usage was adversely impacted by COVID-19 lockdown restrictions. In addition our mobile telephony revenue benefited from the aforementioned revenue allocation shift from our latest FMC line-up.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) our carrier business and (iii) value-added services such as network hosting and managed data security. Revenue generated by our business customers on all coax-related products, such as our flagship "KLIK" bundle, is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. Our business services revenue no longer includes the subscription, usage-related and interconnect revenue generated by our SME and LE business customers as mentioned above, now reflected under mobile telephony and other revenue, respectively.

Telenet Business generated revenue of €181.1 million for the year ended December 31, 2021, representing a 13% year-on-year decline on a reported basis as a result of the aforementioned change in the way we report the subscription and usage-related revenue generated by our SME and LE business customers. On a rebased basis, our B2B revenue for the year ended December 31, 2021 remained broadly stable year-on-year.

In Q4 2021, our business services revenue declined 23% year-on-year on a reported basis to €45.3 million as a result of the aforementioned reporting change. On a rebased basis, our B2B revenue in the quarter dropped nearly 14% due to seasonally lower revenue in our ICT business.

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OTHER
Other revenue primarily includes (i) interconnect revenue from both our fixed-line and mobile telephony customers, including our SME and LE business customers as mentioned above (ii) advertising and production revenue from our media subsidiaries, (iii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iv) wholesale revenue generated through both our commercial and regulated wholesale businesses, (v) product activation and installation fees and (vi) set-top box sales revenue. Our other revenue reached €478.0 million for the year ended December 31, 2021, broadly stable on a reported and rebased basis. A solid performance of our advertising and production business, higher wholesale revenue and slightly higher revenue from handset sales were largely offset by a significant decline in our interconnect revenue, reflecting the impact of the COVID-19 pandemic on customer behavior and related increased usage of OTT applications.

In Q4 2021, our other revenue reached €134.2 million and was therefore slightly up compared to the same period of last year both on a reported and rebased basis. A strong rebound in handset sales and CPE-related revenue following our successful end-of-year hardware promotions was almost fully offset by declines in our wholesale and interconnect businesses, while advertising and production revenue remained broadly stable year-on-year.

2.2    Expenses

For the year ended December 31, 2021, we incurred total expenses of €1,996.6 million, representing a 1% increase compared to the prior year. As a reminder, last year's total expenses included (i) a one-quarter contribution from our Luxembourg cable business prior to the divestment to Eltrona as of April 1, 2020 as well as (ii) a €32.9 million goodwill impairment charge on De Vijver Media following the re-assessment of their strategic long-range plan, reflecting the impact of the COVID-19 pandemic on its financial profile. Excluding this goodwill impairment charge in 2020, the underlying year-on-year growth in our total expenses would have been higher. Total expenses represented approximately 77% of revenue in FY 2021, representing a similar percentage as for FY 2020. Cost of services provided as a percentage of revenue represented approximately 49% for FY 2021 (FY 2020: approximately 54%), while selling, general and administrative expenses represented approximately 28% of our total revenue in FY 2021 (FY 2020: approximately 23%).

Our operating expenses, which include our (i) network operating expenses, (ii) direct costs, (iii) staff-related expenses, (iv) sales and marketing expenses, (v) outsourced labor and professional services and (vi) other indirect expenses, increased 3% on a reported basis for the year ended December 31, 2021 and reflected changes to the IFRS accounting treatment of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts (see 2 Financial highlights for additional information). On a rebased basis, our FY 2021 operating expenses remained broadly stable compared to the prior year. This was driven by decreases of 4% and 6%, respectively, in our direct costs and our sales and marketing expenses, which helped to offset increases in our other cost lines as described further below.

In Q4 2021, our total expenses reached €533.3 million, representing a nearly 1% decrease compared to Q4 last year. On a rebased basis, our operating expenses in the quarter were down nearly 1% year-on-year, reflecting similar dynamics to the ones outlined above.

NETWORK OPERATING EXPENSES
Network operating expenses for the year ended December 31, 2021 were €205.2 million (Q4 2021: €47.5 million), reflecting increases of respectively 4% and 3% year-on-year on a reported and rebased basis due to (i) a greater proportion of technical customer visits, reflecting an increase in homeworking as a result of the COVID-19 pandemic, as well as (ii) the resumption of our analog Signal Switch program as mentioned under 1.5 Video.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) programming and copyright costs, including, as of Q3 2020, costs related to the purchase of content for our "Streamz", "Streamz+" and "Play More" packages, as well as the costs related to the Belgian football broadcasting rights, (ii) interconnect costs and

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(iii) handset sales and subsidies. For the year ended December 31, 2021, our direct costs were €522.0 million, a 1% increase compared to FY 2020, reflecting the aforementioned changes to the IFRS accounting treatment of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts. On a rebased basis, our direct costs for the year ended December 31, 2021 decreased 4% year-on-year due to significantly lower interconnect costs, which more than offset higher programming costs and costs related to handset purchases. In Q4 2021, we incurred €141.0 million of direct costs, down 3% on both a reported and rebased basis, reflecting the same drivers as mentioned above.

STAFF-RELATED EXPENSES
Staff-related expenses for the year ended December 31, 2021 were €277.4 million (Q4 2021: €73.2 million), which represented an increase of 2% and stable evolution, respectively, compared to the prior year on a reported and rebased basis respectively. This reflected (i) a higher average headcount and (ii) the effect of the mandatory wage indexation as of early 2021. The latter will also impact our 2022 cost base as embedded in our FY 2022 outlook.

SALES AND MARKETING EXPENSES
Our sales and marketing expenses for the year ended December 31, 2021 were €88.1 million representing an 8% year-on-year decrease. On a rebased basis, sales and marketing expenses for the year ended December 31, 2021 decreased 6% year-on-year, reflecting timing variances in some of our marketing campaigns. In Q4 2021, our sales and marketing expenses reached €28.3 million, down 13% relative to the same period last year on both a reported and rebased basis.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €31.8 million in FY 2021 (Q4 2021: €8.2 million), a 12% year-on-year increase both on a reported and rebased basis, respectively, as expenses in 2020 reflected the impact of the global COVID-19 pandemic with lower costs.

OTHER INDIRECT EXPENSES
Other indirect expenses reached €103.8 million for the year ended December 31, 2021 (Q4 2021: €28.3 million), representing a 16% increase compared to the prior year both on a reported and rebased basis, due to higher outsourced call center costs triggered by COVID-19 regulation requiring mandatory homeworking.

DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS AND GAIN ON DISPOSAL OF ASSETS
Depreciation and amortization, including impairment of long-lived assets, gain on disposal of assets and restructuring charges, reached €726.3 million in FY 2021 (Q4 2021: €192.9 million) compared to €749.4 million for the prior year period which included the aforementioned €32.9 million goodwill impairment charge.

2.3    Net result

FINANCE INCOME AND EXPENSES
For the year ended December 31, 2021, net finance expense totaled €79.4 million compared to €233.1 million in 2020. Finance income for the year ended December 31, 2021 increased substantially year-on-year to €308.4 million from €241.1 million last year and included a non-cash gain on our derivatives of €306.7 million, whereas the prior year reflected a net foreign exchange gain of €240.2 million. Finance expense for the year ended December 31, 2021 decreased 18% to €387.8 million from €474.2 million in 2020. Finance expense for FY 2021 included a €199.9 million non-cash foreign exchange loss on our USD-denominated debt, whereas last year's finance expense reflected a €252.2 million non-cash loss of our derivatives and a €15.2 million loss on extinguishment of debt. As detailed under 2.8 Debt profile, cash balance and net total leverage ratio, our USD-denominated debt has been hedged until the respective maturity dates, hence minimizing the impact of foreign exchange fluctuations on our cash flows. Excluding the impact from both derivatives and foreign exchange losses, our net interest expense in FY 2021 decreased 9%, reflecting the benefit of certain refinancing transactions in 2020.

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Net finance expense in Q4 2021 was €13.2 million compared to €79.8 million in the prior year period, which included a non-cash loss on our derivatives of €148.4 million in Q4 last year compared to a non-cash gain of €78.3 million in Q4 2021. We also recorded a €45.5 million non-cash foreign exchange loss in Q4 2021 compared to a €115.4 million non-cash foreign exchange gain in Q4 2020.

INCOME TAXES
We recorded income tax expense of €113.3 million for the year ended December 31, 2021 (Q4 2021: €16.8 million) compared to €50.7 million in FY 2020. Last year's income tax expense was favorably impacted by the recognition of the innovation income tax deduction, including a one-time effect of deductions related to prior periods, whereas FY 2021 reflected a more normalized run-rate.

NET PROFIT
We realized a net profit of €393.6 million for the year ended December 31, 2021 compared to €338.5 million in the prior year. The solid 16% increase in our net profit reflected significantly lower net finance expense and a 1% increase in our operating profit, partly offset by higher income tax expense and a €12.2 million impairment in the fourth quarter on our 50% minus 1 share shareholding in the Luxembourg cable operator Eltrona following a review of its medium-term strategic plan. In FY 2021, we achieved a net profit margin of 15.2%, an increase of 210 basis points compared to last year.

In Q4 2021, we earned €91.9 million of net profit. This represented a robust 127% increase relative to the prior year period, driven by a 5% higher operating profit and a 83% decrease of net finance expense, partly offset by the aforementioned impairment on our investment in Eltrona. This translated into a net profit margin of 13.8% in the quarter compared to 6.1% in Q4 last year.

2.4    Adjusted EBITDA

For the year ended December 31, 2021, we achieved Adjusted EBITDA of €1,367.5 million, which represented a modest decline of less than 1% versus the €1,378.0 million we delivered in 2020. This was mainly driven by (i) the aforementioned changes to the IFRS accounting outcome of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts (see 2 Financial highlights for more information) and (ii) the divestment of our Luxembourg cable business into Eltrona as mentioned earlier. In FY 2021, we achieved an Adjusted EBITDA margin of 52.7% compared to 53.5% in 2020.

On a rebased basis, excluding these impacts, our Adjusted EBITDA for the year ended December 31, 2021 increased almost 2% (+1.6%) driven by the return to top line growth over the period and our ability to keep our operating expenses broadly stable compared to 2020 when our cost base was somewhat favorably impacted following the restrictions imposed by the COVID-19 pandemic. With that, we managed to deliver on our FY 2020 outlook of the upper end of the 1-2% range. On a rebased basis, we succeeded in expanding our FY 2021 Adjusted EBITDA margin by 40 basis points versus last year.

In Q4 2021, our Adjusted EBITDA reached €340.4 million, representing an increase of approximately 1% both an a reported and rebased basis compared to last year quarter's Adjusted EBITDA of €336.9 million. This resulted in a healthy Adjusted EBITDA margin of 51.0%, up 30 basis points compared to Q4 2020. The Adjusted EBITDA increase in the quarter was driven by lower direct costs and lower sales and marketing expenses, which more than offset the increases in the other cost lines.

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Exhibit 1: Reconciliation between profit for the period and Adjusted EBITDA (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2021	2020	Change %	2021	2020	Change %

Profit for the period	91.9	40.4	127%	393.6	338.5	16%

Income tax expense	16.8	7.2	133%	113.3	50.7	123%
Share of the result of equity accounted investees	(0.5)	(1.4)	(64)%	0.7	(0.7)	N.M.
Impairment of investments in equity accounted investees	12.2	—	100%	12.2	—	100%
Loss (gain) on disposal of assets/liabilities related to a subsidiary or a joint venture	—	1.0	(100)%	—	(27.5)	(100)%
Net finance expense (income)	13.2	79.8	(83)%	79.4	233.1	(66)%
Depreciation, amortization, impairment and gain on disposal of assets	192.8	196.5	(2)%	725.1	743.9	(3)%

EBITDA	326.4	323.5	1%	1,324.3	1,338.0	(1)%

Share based compensation	11.0	11.0	—%	28.3	29.8	(5)%
Operating charges related to acquisitions or divestitures	5.2	2.2	136%	18.0	5.3	240%
Restructuring charges	0.1	0.2	(50)%	1.2	5.5	(78)%
Measurement period adjustments related to business acquisitions	(2.3)	—	100%	(4.3)	(0.6)	617%

Adjusted EBITDA	340.4	336.9	1%	1,367.5	1,378.0	(1)%
Adjusted EBITDA margin	51.0%	50.7%		52.7%	53.5%
Net profit margin	13.8%	6.1%		15.2%	13.1%

N.M. - Not Meaningful

2.5    Capital expenditures

Accrued capital expenditures for the year ended December 31, 2021 reached €635.6 million, an increase of 6% versus last year and equivalent to approximately 25% of revenue over the period (FY 2020: approximately 23%). Our FY 2021 accrued capital expenditures included the impacts of (i) a three-year extension of the UK Premier League football broadcasting contract up to and including the 2024-2025 season and (ii) a temporary six-month extension of both our 2G and 3G mobile spectrum licenses in March and September this year for an aggregate amount of €16.8 million, awaiting the upcoming multiband spectrum auction which is due to commence towards the end of Q2 2022. Also, the year-on-year comparison base was also impacted by (a) the impact of the Streamz premium entertainment joint venture as discussed under 2. Financial Highlights and (b) the divestiture of our former Luxembourg cable business (deconsolidated as of April 1, 2020). Excluding (i) the recognition of certain football broadcasting rights, (ii) the aforementioned mobile spectrum licenses and (iii) certain lease-related capital additions from our accrued capital expenditures, our FY 2021 accrued capital expenditures were €542.8 million, equivalent to approximately 21% of revenue, and representing a modest 1% year-on-year increase.

Capital expenditures related to customer premises equipment, which includes our spending on set-top boxes, modems and WiFi powerlines represented €94.4 million for the year ended December 31, 2021 (Q4 2021: €21.3 million) and was modestly up by less than 1% compared to last year. Capital expenditures related to customer premises equipment for the year ended December 31, 2021 represented approximately 17% of our total accrued capital expenditures (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions).

Accrued capital expenditures for network growth and upgrades amounted to €69.0 million in FY 2021 (Q4 2021: €22.5 million), marking an 11% decrease compared to the prior year and predominantly reflected relatively lower investments in our fixed and mobile network infrastructure as well as, to a lesser extent, the impact of COVID-19 on our field operations. For the year ended December 31, 2021, network-related capital

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expenditures represented approximately 13% of total accrued capital expenditures (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions).

Capital expenditures for products and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, amongst others, totaled €173.0 million in FY 2021 (Q4 2021: €48.2 million). This represented a strong 13% year-on-year increase, reflecting higher spending on our IT upgrade program. Capital expenditures for products and services represented approximately 32% of total accrued capital expenditures for the year ended December 31, 2021 (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions).

The remainder of our accrued capital expenditures includes (i) refurbishments and replacements of network equipment, (ii) sports and programming acquisition costs, including certain content acquired by De Vijver Media, (iii) certain recurring investments in our IT platform and systems and (iv) lease-related capital additions. These reached €299.2 million for the year ended December 31, 2021 (Q4 2021: €126.4 million), representing a 10% increase compared to last year and included the aforementioned extension of the UK Premier League football broadcasting rights. Under EU IFRS, these rights have been capitalized and amortized as the seasons progress.

The above implies that approximately 62% of our accrued capital expenditures for the year ended December 31, 2021 (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions) were scalable and subscriber growth related. We continue to closely monitor our capital expenditures in order to drive incremental returns.

In Q4 2021, our accrued capital expenditures totaled €218.4 million, marking a strong 29% increase compared to Q4 last year driven by the aforementioned extension of the UK Premier League football broadcasting rights. As a percentage of revenue, our accrued capital expenditures in Q4 2021 represented approximately 33% as compared to approximately 26% in the prior year period. Excluding the recognition of certain football broadcasting rights and certain lease-related capital additions from our accrued capital expenditures, our Q4 2021 accrued capital expenditures were €159.0 million, equivalent to approximately 24% of revenue, and representing a 14% year-on-year increase. Approximately 58% of our accrued capital expenditure in the quarter (excluding the recognition of certain football broadcasting rights and certain lease-related capital additions) were scalable and subscriber growth related.

Exhibit 2: Reconciliation between accrued capital expenditures and cash capital expenditures (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2021	2020	Change %	2021	2020	Change %

Accrued capital expenditures	218.4	169.5	29%	635.6	597.0	6%

Assets acquired under capital-related vendor financing arrangements	(13.1)	(16.3)	(20)%	(53.3)	(80.8)	(34)%
Assets acquired under lease agreements	(16.6)	(43.3)	(62)%	(49.5)	(90.6)	(45)%
Changes in current liabilities related to capital expenditures	(59.2)	25.3	N.M.	(53.7)	46.2	N.M.

Cash capital expenditures	129.5	135.2	(4)%	479.1	471.8	2%

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2.6    Adjusted EBITDA less property & equipment additions

We yielded an Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow) of €824.7 million for the year ended December 31, 2021 compared to €840.8 million in FY 2020. The 2% year-on-year decrease was mainly driven by modestly higher accrued capital expenditures versus the year ended December 31, 2020 (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions). On a rebased basis and excluding the aforementioned items, consistent with the basis of our 2018-2021 Adjusted EBITDA less property & equipment additions CAGR guidance, our Adjusted EBITDA less property & equipment additions for the year ended December 31, 2021 was stable year-on-year, in line with our FY 2021 outlook. With that, we also managed to deliver on our medium-term outlook, having achieved a nearly 7% CAGR (+6.9%) compared to our outlook of 6.5% to 8.0%.

In Q4 2021, we recorded an 8% decline in our Adjusted EBITDA less property & equipment additions from €197.9 million in the same period last year to €181.4 million, driven by higher accrued capital expenditures compared to the same quarter last year (excluding the recognition of football broadcasting rights and certain lease-related capital additions).

Exhibit 3: Reconciliation to Adjusted EBITDA less property & equipment additions (unaudited)

(€ in millions)	For the three months ended				For the year ended
	December 31,				December 31,
	2021		2020	Change %	2021	2020	Change %

Adjusted EBITDA	340.4		336.9	1%	1,367.5	1,378.0	(1)%

Accrued capital expenditures	(218.4)		(169.5)	29%	(635.6)	(597.0)	6%
Recognition of football broadcasting rights	55.0		—	100%	58.4	6.0	873%
Recognition of mobile spectrum licenses	—		—	—%	16.8	—	100%
Recognition of certain lease-related capital additions	4.4		30.5	(86)%	17.6	53.8	(67)%
Accrued capital expenditures excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions	(159.0)	—	(139.0)	14%	(542.8)	(537.2)	1%

Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow)	181.4		197.9	(8)%	824.7	840.8	(2)%

2.7    Cash flow and liquidity
NET CASH FROM OPERATING ACTIVITIES
For the year ended December 31, 2021, our operations yielded €1,029.6 million of net cash compared to the €1,057.4 million we generated during the prior year. The net cash from our operating activities in FY 2020 included the impact of the divestiture of our former Luxembourg cable business (deconsolidated as of April 1, 2020). Our net cash from operating activities decreased 3% year-on-year as the benefit from both lower cash taxes and lower cash interest expenses compared to FY 2020 was more than fully offset by a negative trend in our working capital.
In Q4 2021, the net cash generated by our operating activities reached €286.3 million, representing a 13% year-on-year decrease, reflecting a negative working capital movement due to seasonality in some of our year-end incoming and outgoing cash flows.
NET CASH USED IN INVESTING ACTIVITIES
We used €497.6 million of net cash in investing activities for the year ended December 31, 2021, which was up 5% compared to €475.6 million last year. The net cash flow used in investing activities for FY 2021 reflected the aforementioned temporary extensions of our mobile spectrum licenses in both Q1 and Q3 this year ahead of next year's multiband auction, whereas the net cash used in investing activities in FY 2020 was

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 19
positively impacted by the Streamz OTT transaction with DPG Media. We utilize a vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During the year ended December 31, 2021, we acquired €53.3 million of assets through capital-related vendor financing arrangements (Q4 2021: €13.1 million), favorably impacting our net cash used in investing activities for the equivalent amount. This represented declines of 34% and 20% year-on-year versus FY 2020 and Q4 2020, respectively. Please refer to Section 2.5 - Capital expenditures for a reconciliation between accrued capital expenditures and cash capital expenditures.
In Q4 2021 we used €124.5 million of net cash in investing activities, which was down 10% compared to the same period of last year, reflecting lower cash capital expenditures in the quarter.
NET CASH USED IN FINANCING ACTIVITIES
For the year ended December 31, 2021, the net cash used in financing activities was €474.5 million compared to €601.2 million in FY 2020, representing a strong decrease of 21% year-on-year. Our net financing cash flow of last year reflected (i) the start and completion of our €34.4 million Share Repurchase Program 2020 in the course of Q1 2020, (ii) the €56.6 million voluntary redemption of part of our Senior Secured Fixed Rate Notes and (iii) €292.3 million of dividends paid to shareholders as part of our shareholder remuneration policy. The net cash used in financing activities for the year ended December 31, 2021 reflected (a) a net €68.4 million reduction in our outstanding loans and borrowings, including scheduled repayments under our vendor financing program, (b) dividend distributions to shareholders of €306.2 million, up 5% year-on-year, which reflected both the final dividend paid in May 2021 as well as the intermediate dividend in December 2021 and (c) the start of our Share Repurchase Program 2021 as of end-November (€12.8 million). The remainder of our net cash used in financing activities primarily consisted of lease repayments and other financial payments.
In Q4 2021, we used €216.6 million of net cash in financing activities compared to €190.6 million of net cash used in Q4 last year. The net cash used in financing activities in the quarter primarily reflected the effects of our shareholder remuneration policy, resulting in an intermediate dividend of €150.2 million and a €12.8 million cash-out under the aforementioned share buy-back program.
ADJUSTED FREE CASH FLOW
For the year ended December 31, 2021, we generated a robust outcome against our FY 2021 Adjusted Free Cash Flow outlook, exceeding the midpoint of our €420.0 to €440.0 million range by €1.2 million, representing a 4% increase year-on-year on the same basis. During the fourth quarter of 2021 we changed our as reported definition of Adjusted Free Cash Flow to include (i) cash payments for direct acquisition and divestiture costs and (ii) principal payments on pre-acquisition additions to network leases, both of which were previously excluded from our definition of Adjusted Free Cash Flow and thus excluded from our FY 2021 outlook of €420.0 to €440.0 million. Including these payments in our revised as reported definition of Adjusted Free Cash Flow, as further detailed under 2. Financial Highlights, our FY 2021 Adjusted Free Cash Flow result was €404.9 million, up 3% compared to €393.1 million we generated in 2020 on the same basis. Our Adjusted Free Cash Flow for the year ended December 31, 2021 included €12.2 million of cash payments for direct acquisition and divestiture costs and €14.1 million of principal payments on pre-acquisition additions to network leases. Growth in our Adjusted Free Cash Flow was driven by (i) €14.5 million lower cash taxes paid relative to last year and (ii) €9.3 million lower cash interest expenses as a result of the refinancing of our Term Loans in early 2020, partly offset by a €5.0 million decrease in our vendor financing program.
Our Adjusted Free Cash Flow in Q4 2021, when including €9.5 million of cash payments for direct acquisition and divestiture costs and €4.3 million of principal payments on pre-acquisition additions to network leases in the quarter, was €103.3 million. The 32% year-on-year decrease was amongst others driven by a €27.6 million lower contribution from our vendor financing program compared to Q4 2020 as a result of seasonality in the underlying payments.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 20
2.8    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
At December 31, 2021, we carried a total debt balance (including accrued interest) of €5,579.1 million, of which €1,418.2 million principal amount is related to the € and USD-denominated Senior Secured Fixed Rate Notes due March 2028 and €3,125.5 million principal amount is owed under our 2020 Amended Senior Credit Facility with maturities ranging from April 2028 through April 2029. Our total debt balance at December 31, 2021 also included a principal amount of €346.0 million related to our vendor financing program, while the remainder primarily represents lease obligations associated with the Interkabel Acquisition and other leases.
At December 31, 2021, we carried €346.0 million of short-term debt related to our vendor financing program, all of which is maturing within less than twelve months and which carries a margin of 195 basis points over EURIBOR (floored at 0%). This represented a decline of respectively €5.0 million versus December 31, 2020 and €16.9 million versus September 30, 2021, reflecting seasonality in some of our scheduled vendor financing payments and negatively impacting our Adjusted Free Cash Flow by the same amounts in both periods. For the full year 2022, we anticipate a broadly stable evolution from December 31 2021, as embedded in our FY 2022 Adjusted Free Cash Flow outlook, yet with a certain seasonality in some of our payments from quarter to quarter.
All of our floating interest rate risk and foreign exchange currency risk have been hedged until the maturity of such debt instruments through a series of derivatives, improving the visibility on our future Adjusted Free Cash Flow. Excluding short-term liabilities related to our vendor financing program, we face no debt maturities prior to March 2028 with a weighted average maturity of approximately 6.5 years at December 31, 2021. In addition, we also had full access to €555.0 million of undrawn commitments under our revolving credit facilities at December 31, 2021, with certain availabilities up to September 2026.
DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of the principal amounts under our main debt instruments and payment schedule at December 31, 2021.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 21
Exhibit 4: Debt maturity table as of December 31, 2021 (unaudited)

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	December 31, 2021
	(€ in millions)
2020 Amended Senior Credit Facility
Term Loan AR	2,015.5	2,015.5	—	April 30, 2028	Floating | 6-month LIBOR (0% floor) + 2.00%	Monthly
Term Loan AQ	1,110.0	1,110.0	—	April 30, 2029	Floating | 6-month EURIBOR (0% floor) + 2.25%	Semi-annual (Jan. and July)
Revolving Credit Facility I	510.0	—	510.0	May 31, 2026	Floating | 6-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)

Senior Secured Fixed Rate Notes
€600 million Senior Secured Notes due 2028 (Facility AK)	540.0	540.0	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	878.2	878.2	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)

Other
Revolving Credit Facility	20.0	—	20.0	September 30, 2026	Floating | 1-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)
Overdraft Facility	25.0	—	25.0	December 31, 2022	Floating | 1-month EURIBOR (0% floor) + 1.60%	Quarterly (commitment fees only)

Total notional amount	5,098.7	4,543.7	555.0
Note: In the table above, Telenet's USD-denominated debt has been converted into EUR using the December 31, 2021 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure.

CASH BALANCE AND AVAILABILITY OF FUNDS
At December 31, 2021, we held €139.5 million of cash and cash equivalents compared to €194.3 million at September 30, 2021 and €82.0 million at December 31, 2020. In order to minimize the concentration of counterparty risk, our cash equivalents and AAA-rated money market funds are placed with highly rated European and US financial institutions and we strive to invest at least 75% of our cash and cash equivalents in AAA-rated money market funds. In addition to our available cash balance, we also had full access to €555.0 million of available commitments under our 2020 Amended Senior Credit Facility and our other revolving credit facilities, subject to compliance with the covenants mentioned below. Relative to September 30, 2021, our cash balance at year-end 2021 substantially decreased as a result of the €150.2 million intermediate dividend payment in early December 2021 and the start of our Share Repurchase Program 2021 at the end of November 2021. Until December 31, 2021, we repurchased 412,709 of our own shares under this program for a total cash payment of €12.8 million. Hence, approximately 40% of the aforementioned program had been completed at the Q4 2021 quarter-end.

NET LEVERAGE RATIO
At the occasion of the December 2018 Capital Markets Day - and as updated at the end of October 2020 when we tightened our shareholder remuneration policy - we reconfirmed our leverage framework, maintained at 3.5x to 4.5x Net Total Debt to Consolidated Annualized Adjusted EBITDA ("net total leverage"). In absence of any material acquisitions and/or significant changes in our business or regulatory environment, we intend to stay around the 4.0x mid-point through an attractive and sustainable level of shareholder disbursements. This now includes a gross dividend per share floor of €2.75, representing the upper end of the previous pay-ratio between 50-70% as a percentage of our Adjusted Free Cash Flow. At December 31,

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 22
2021, our net total leverage was 4.0x, representing a modest increase compared to the 3.9x we reported at September 30, 2021 as a result of the aforementioned shareholder distributions in the quarter.
Our net covenant leverage, as calculated under the 2020 Amended Senior Credit Facility, differs from our net total leverage as it excludes (i) lease-related liabilities, (ii) any vendor financing-related short-term liabilities and includes (iii) the Credit Facility Excluded Amount (which is the greater of €400.0 million and 0.25x Consolidated Adjusted Annualized EBITDA). Our net covenant leverage reached 3.0x at December 31, 2021, which was slightly higher versus September 30, 2021 as a result of the aforementioned shareholder distributions in the fourth quarter. Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage. The aforementioned maintenance covenant only applies, however, in case we would draw 40% or more under our revolving credit facilities. At December 31, 2021, our revolving credit facilities were fully undrawn as mentioned above.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 23
3    Outlook and other information

3.1    Outlook

2022 will be a pivotal year for Telenet, in which we aim to complete two major strategic overhauls. Firstly, we continue to engage in constructive discussions with Fluvius on the data network of the future in Flanders and we remain confident on our ability to enter into binding legal documents in spring, as mentioned earlier. Secondly, we have made good progress on the strategic review of our mobile tower business, including a preliminary market assessment which we expect to finalize towards end-Q1. The impacts of both potential transactions have not yet been included in our FY 2022 outlook and will only be reflected as of closing to the extent they materialize. Irrespective of the aforementioned potential transactions, the board of directors of Telenet remains highly committed to continue to execute on the Company's shareholder remuneration policy as further updated below under 3.2 Shareholder remuneration. This is underpinned by the board's commitment to return an ordinary gross annual dividend of €2.75 per share, in line with the dividend floor applied as of October 2020, and to maintain a net total leverage of around 4.0x in absence of any material acquisitions and/or significant changes in our business or regulatory environment.

In 2021, we succeeded in reversing the negative top line trend, not just driven by a recovery in our advertising and production revenue following a decline in 2020 as a result of the COVID-19 pandemic, but also fueled by modest growth in our total subscription revenue. Looking ahead into the current year, we feel confident that we can maintain the upward momentum driven by continued growth in our B2B business together with a solid performance in our residential and media activities. As such, we target organic revenue growth of around 1% for FY 2022 versus +0.9% achieved in 2021.

Looking at our cost base, we have managed to keep our operating costs broadly stable last year, which will be tough to maintain in 2022 given the outlook for higher staff-related expenses following the mandatory 3.6% automatic wage indexation as of January 2022 and the adverse impact of higher energy prices on our network operating expenses. Despite these inflationary pressures, we still expect to be able to grow our Adjusted EBITDA by around 1% for FY 2022 through a continued focus on our operating expenses and tight cost control.

The past few years, we have been investing for growth and are pleased to see that our targeted investments have started to pay off and resulted in an improved top line trend, as mentioned above. In 2022, we will continue to invest for the future, which includes amongst others investments into 5G and a deeper fiberization of our HFC network ahead of our envisaged NetCo partnership with Fluvius later in the year. As we only expect to enter into legal binding agreements in spring, with closing to come later in the year pending regulatory approval by the relevant competition authorities, we have brought some of our fiber investments forward in order to maximize the benefits of the current market backdrop. Ignoring the investments in both 5G and fiber, our underlying accrued capital expenditures as a percentage of revenue (excluding the recognition of football broadcasting rights and mobile spectrum licenses) would have been only slightly up in 2022 compared to 2021. Yet, including 5G and fiber investments, we expect our accrued capital expenditures (excluding the recognition of football broadcasting rights and mobile spectrum licenses) to represent around 25% of revenue in 2022. We will continue to monitor our investment levels to make sure they drive incremental returns.

Zooming into our Adjusted Free Cash Flow, we realized an Adjusted Free Cash Flow of €404.9 million in 2021, which includes cash payments for direct acquisition and divestiture costs and principal payments on pre-acquisition additions to network leases as detailed under 2.7. Looking into 2022, we believe we can largely mitigate the adverse impact of higher investments on our Adjusted Free Cash Flow through several working capital initiatives, while keeping our vendor financing commitments broadly stable compared to year-end 2021. Targeting a flat Adjusted Free Cash Flow for 2022 relative to our achieved Adjusted Free Cash Flow in 2021 (both including cash payments for direct acquisition and divestiture costs and principal payments on pre-acquisition additions to network leases), our dividend floor of €2.75 per share (gross) remains well covered by our organic Adjusted Free Cash Flow generation.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 24

Exhibit 5: Outlook

Outlook FY 2022	As presented on February 10, 2022
Revenue growth	Around 1%
Adjusted EBITDA growth(a)	Around 1%
Accrued capital expenditures as a percentage of revenue(b)	Around 25%
Adjusted Free Cash Flow(a, c)	Flat versus FY 2021 (FY 2021: €404.9 million)
(a) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDA and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.
(b) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures.
(c) Assuming certain payments are made for the temporary prolongation of our current 2G and 3G mobile spectrum licenses in 2022, yet excluding payments on any future spectrum licenses as part of the upcoming multiband auction, and assuming the tax payment on our 2021 tax return will not occur until early 2023.

3.2    Shareholder remuneration

Building on the shareholder remuneration policy as initially introduced at our December 2018 Capital Markets Day and as tightened at the end of October 2020, we paid a gross intermediate dividend of €1.375 per share in early December 2021 (€150.2 million in aggregate), which represented 50% of the fixed dividend floor of €2.75 per share (gross). In line with our policy, the board of directors has decided to propose to the Annual Shareholders' Meeting at the end of April 2022 to approve the payment of a gross final dividend of €1.375 per share (€149.4 million in total, based on the number of dividend-entitled shares outstanding at the date of this release). If and when approved, the dividend will be paid on May 4, 2022, with the Telenet shares trading ex-dividend on Euronext Brussels as of May 2, 2022. In parallel, we continue to execute the remainder of our Share Repurchase Program 2021, which was approximately 40% completed at year-end 2021 and approximately 76% at the date of this release.

The board of directors remains highly committed to deliver on the Company's shareholder remuneration policy, as detailed during the December 2018 Capital Markets Day and as tightened in October 2020 as mentioned above. In the absence of any material acquisitions and/or significant changes in our business or regulatory environment, we intended to maintain Net Total Debt to Consolidated Annualized Adjusted EBITDA ("net total leverage") around the 4.0x mid-point through an attractive and sustainable level of shareholder disbursements. This includes a fixed dividend per share floor of €2.75 (gross). The remainder of our Adjusted Free Cash Flow may still be considered for accretive acquisitions, extraordinary dividends, incremental share buy-backs, deleveraging or a combination thereof.
3.3    Subsequent events

There were no significant events subsequent to December 31, 2021 that would require adjustment to or disclosure in the financial information included in this press release.

3.4 Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Réviseurs d’Entreprises, represented by Götwin Jackers, has confirmed that the audit procedures, which have been substantially completed, have not revealed any material misstatement in the accounting information included in the annual announcement of Telenet Group Holding NV.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 25
4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended December 31,	2021	2020	Change %

Total Services - Combined Network

Homes passed (13)	3,405,800	3,373,000	1%

Video
Basic video (6)	65,100	123,700	(47)%
Enhanced video (7)	1,696,900	1,688,000	1%
Total video	1,762,000	1,811,700	(3)%

Internet
Residential broadband internet	1,491,800	1,463,900	2%
Business broadband internet	233,900	233,200	—%
Total broadband internet (8)	1,725,700	1,697,100	2%

Fixed-line telephony
Residential fixed-line telephony	965,700	1,032,700	(6)%
Business fixed-line telephony	134,500	139,100	(3)%
Total fixed-line telephony (9)	1,100,200	1,171,800	(6)%

Total RGUs (14)	4,587,900	4,680,600	(2)%

Churn (15)

Video	9.2%	9.1%
Broadband internet	7.6%	8.5%
Fixed-line telephony	10.4%	9.9%

Customer relationship information

FMC customers	749,700	641,800	17%
Total customer relationships (11)	2,032,300	2,048,100	(1)%
Services per customer relationship (11)	2.26	2.29	(1)%
ARPU per customer relationship (in € / month) (11) (12)	59.2	58.7	1%

As of and for the three months ended December 31,	2021	2020	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,629,800	2,580,000	2%
Prepaid subscribers	320,400	381,800	(16)%
Total mobile subscribers (10)	2,950,200	2,961,800	—%

Inclusion of Small and Medium Sized ("SME") and Large Enterprise ("LE") business customers: As of Q2 2021, our postpaid and total mobile subscriber counts include our SME and LE business customers, which were previously not recorded in our SIM count. We have represented our consolidated subscriber counts as presented in the table above as of Q1 2020 in order to allow both investors and analysts to assess our operational performance on a like-for-like basis. Consequently, we have added 130,100, 132,600, 140,500, 146,100, 156,600 and 158,900 mobile postpaid subscribers to our subscriber count for the quarterly periods from Q1 2020 up to Q2 2021.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 26
5    Telenet Group Holding NV – Selected EU IFRS condensed
consolidated financial statements

5.1    EU IFRS condensed consolidated statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the year ended
	December 31,			December 31,
	2021	2020	Change %	2021	2020	Change %
Profit for the period

Revenue	666.9	665.1	—%	2,595.8	2,575.2	1%

Expenses

Cost of services provided	(335.6)	(371.1)	(10)%	(1,282.7)	(1,401.6)	(8)%

Gross profit	331.3	294.0	13%	1,313.1	1,173.6	12%

Selling, general & administrative expenses	(197.7)	(167.0)	18%	(713.9)	(579.5)	23%

Operating profit	133.6	127.0	5%	599.2	594.1	1%

Finance income	78.4	115.6	(32)%	308.4	241.1	28%
Net interest income, foreign exchange gain and other finance income	0.1	115.6	(100)%	1.6	241.1	(99)%
Net gain on derivative financial instruments	78.3	—	100%	306.7	—	100%
Net gain on extinguishment of debt	—	—	—%	0.1	—	100%
Finance expenses	(91.6)	(195.4)	(53)%	(387.8)	(474.2)	(18)%
Net interest expense, foreign exchange loss and other finance expenses	(91.6)	(47.0)	95%	(387.8)	(206.8)	88%
Net loss on derivative financial instruments	—	(148.4)	(100)%	—	(252.2)	(100)%
Net loss on extinguishment of debt	—	—	—%	—	(15.2)	(100)%
Net finance income (expense)	(13.2)	(79.8)	(83)%	(79.4)	(233.1)	(66)%
Share of the result of equity accounted investees	0.5	1.4	(64)%	(0.7)	0.7	N.M.
Impairment of investments in equity accounted investees	(12.2)	—	100%	(12.2)	—	100%
Gain (loss) on disposal of assets/liabilities related to a subsidiary or a joint venture	—	(1.0)	(100)%	—	27.5	(100)%

Profit before income tax	108.7	47.6	128%	506.9	389.2	30%

Income tax expense	(16.8)	(7.2)	133%	(113.3)	(50.7)	123%

Profit for the period	91.9	40.4	127%	393.6	338.5	16%

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset), net of tax	—	14.7	(100)%	2.7	2.2	23%
Equity-accounted investees - share of other comprehensive loss, net of income tax	—	(1.0)	(100)%	—	(1.0)	(100)%
Other comprehensive income for the period, net of income tax	—	13.7	(100)%	2.7	1.2	125%

Total comprehensive income for the period	91.9	54.1	70%	396.3	339.7	17%

Profit attributable to:	91.9	40.4	127%	393.6	338.5	16%
Owners of the Company	92.1	40.5	127%	394.0	338.9	16%
Non-controlling interests	(0.2)	(0.1)	100%	(0.4)	(0.4)	—%

Total comprehensive income for the period, attributable to:	91.9	54.1	70%	396.3	339.7	17%
Owners of the Company	92.1	54.2	70%	396.7	340.1	17%
Non-controlling interests	(0.2)	(0.1)	100%	(0.4)	(0.4)	—%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 27

(€ in millions, except shares and per share amounts)	For the three months ended			For the year ended
	December 31,			December 31,
	2021	2020	Change %	2021	2020	Change %

Weighted average shares outstanding	109,340,660	109,176,185		109,320,560	109,350,692
Basic earnings per share	0.84	0.37	127%	3.60	3.10	16%
Diluted earnings per share	0.84	0.37	127%	3.60	3.10	16%

Revenue by Nature

Subscription revenue:
Video	135.3	138.4	(2)%	548.5	559.0	(2)%
Broadband internet	172.1	166.5	3%	680.2	654.9	4%
Fixed-line telephony	53.5	55.2	(3)%	215.6	225.2	(4)%
Cable subscription revenue	360.9	360.1	—%	1,444.3	1,439.1	—%
Mobile telephony	126.5	113.4	12%	492.4	451.2	9%
Total subscription revenue	487.4	473.5	3%	1,936.7	1,890.3	2%
Business services	45.3	58.6	(23)%	181.1	207.7	(13)%
Other	134.2	133.0	1%	478.0	477.2	—%
Total Revenue	666.9	665.1	—%	2,595.8	2,575.2	1%

Expenses by Nature

Network operating expenses	(47.5)	(48.4)	(2)%	(205.2)	(198.2)	4%
Direct costs (programming, copyrights, interconnect and other)	(141.0)	(144.9)	(3)%	(522.0)	(514.4)	1%
Staff-related expenses	(73.2)	(73.2)	—%	(277.4)	(271.1)	2%
Sales and marketing expenses	(28.3)	(32.4)	(13)%	(88.1)	(95.6)	(8)%
Outsourced labor and professional services	(8.2)	(7.3)	12%	(31.8)	(28.4)	12%
Other indirect expenses	(28.3)	(22.0)	29%	(103.8)	(89.5)	16%
Restructuring charges	(0.1)	(0.2)	(50)%	(1.2)	(5.5)	(78)%
Measurement period adjustments related to business acquisitions	2.3	—	100%	4.3	0.6	617%
Operating charges related to acquisitions or divestitures	(5.2)	(2.2)	136%	(18.0)	(5.3)	240%
Share-based payments granted to directors and employees	(11.0)	(11.0)	—%	(28.3)	(29.8)	(5)%
Depreciation	(107.0)	(109.3)	(2)%	(434.3)	(427.3)	2%
Amortization	(63.0)	(51.9)	21%	(217.9)	(191.5)	14%
Amortization of broadcasting rights	(25.1)	(21.3)	18%	(76.6)	(90.3)	(15)%
Impairment of long-lived assets - Intangible assets and goodwill	—	(14.4)	(100)%	—	(35.7)	(100)%
Gain on disposal of assets	2.3	1.0	130%	4.8	4.6	4%
Impairment of long-lived assets - Property and equipment	—	(0.6)	(100)%	(1.1)	(3.7)	(70)%

Total Expenses	(533.3)	(538.1)	(1)%	(1,996.6)	(1,981.1)	1%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 28
5.2    EU IFRS condensed consolidated statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2021	2020	Change %	2021	2020	Change %

Cash flows from operating activities
Profit for the period	91.9	40.4	127%	393.6	338.5	16%
Depreciation, amortization, impairment and restructuring charges	193.0	196.8	(2)%	726.4	749.6	(3)%
Working capital changes and other non-cash items	(31.5)	12.5	N.M.	(16.1)	16.1	N.M.
Income tax expense	16.8	7.2	133%	113.3	50.7	123%
Net interest expense, foreign exchange loss and other finance expenses	91.5	(68.7)	N.M.	386.2	(34.3)	N.M.
Net loss (gain) on derivative financial instruments	(78.3)	148.3	N.M.	(306.7)	252.2	N.M.
Loss (gain) on extinguishment of debt	—	0.1	(100)%	(0.1)	15.2	N.M.
Impairment of investments in equity accounted investees	12.2	—	—%	12.2	—	—%
Loss (gain) on disposal of assets/liabilities related to a subsidiary or a joint venture	—	0.9	(100)%	—	(27.6)	(100)%
Cash interest expenses and cash derivatives	(9.2)	(9.8)	(6)%	(183.7)	(193.0)	(5)%
Income taxes paid	(0.1)	(0.2)	(50)%	(95.5)	(110.0)	(13)%

Net cash from operating activities	286.3	327.5	(13)%	1,029.6	1,057.4	(3)%

Cash flows from investing activities
Purchases of property and equipment	(70.7)	(77.9)	(9)%	(277.1)	(278.8)	(1)%
Purchases of intangibles	(58.8)	(57.3)	3%	(202.0)	(193.0)	5%
Acquisitions and disposals of and loans to equity accounted investees	4.8	(1.1)	N.M.	(19.3)	(25.5)	(24)%
Acquisition of subsidiaries, net of cash acquired	—	(2.6)	(100)%	(0.4)	(6.1)	(93)%
Proceeds from sale of property and equipment	0.2	(0.2)	N.M.	1.2	27.8	(96)%

Net cash used in investing activities	(124.5)	(139.1)	(10)%	(497.6)	(475.6)	5%

Cash flows from financing activities
Repayments of loans and borrowings	(87.0)	(103.4)	(16)%	(419.3)	(569.1)	(26)%
Proceeds from loans and borrowings	56.8	93.8	(39)%	350.9	410.8	(15)%
Repurchase of own shares	(12.8)	—	100%	(12.8)	(34.4)	(63)%
Payments related to capital reductions and dividends	(150.2)	(150.0)	—%	(306.2)	(292.3)	5%
Payments for debt issuance costs	—	(0.1)	(100)%	—	(13.8)	(100)%
Other financing activities (incl. leases)	(23.4)	(30.9)	(24)%	(87.1)	(102.4)	(15)%

Net cash used in financing activities	(216.6)	(190.6)	14%	(474.5)	(601.2)	(21)%

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	194.3	84.2	131%	82.0	101.4	(19)%
Cash at end of period	139.5	82.0	70%	139.5	82.0	70%

Net cash generated (used)	(54.8)	(2.2)	N.M.	57.5	(19.4)	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 29

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2021	2020	Change %	2021	2020	Change %

Adjusted Free Cash Flow
Net cash from operating activities	286.3	327.5	(13)%	1,029.6	1,057.4	(3)%
Cash payments for direct acquisition and divestiture costs	9.5	1.4	579%	12.2	3.1	294%
Operating-related vendor financing additions	56.8	93.7	(39)%	350.8	345.7	1%
Purchases of property and equipment	(70.7)	(77.9)	(9)%	(277.1)	(278.8)	(1)%
Purchases of intangibles	(58.8)	(57.3)	3%	(202.0)	(193.0)	5%
Principal payments for mobile spectrum licenses	—	(4.0)	(100)%	—	(4.0)	(100)%
Principal payments on operating-related vendor financing	(72.8)	(67.6)	8%	(344.0)	(234.2)	47%
Principal payments on capital-related vendor financing	(14.1)	(31.7)	(56)%	(65.1)	(194.8)	(67)%
Principal payments on leases (excluding network-related leases assumed in acquisitions)	(10.8)	(19.2)	(44)%	(40.8)	(48.7)	(16)%
Principal payments on post acquisition additions to network leases	(8.3)	(7.6)	9%	(32.4)	(36.9)	(12)%

Adjusted Free Cash Flow (as guided and previously defined)	117.1	157.3	(26)%	431.2	415.8	4%

Cash payments for direct acquisition and divestiture costs	(9.5)	(1.4)	579%	(12.2)	(3.1)	294%
Principal payments on pre-acquisition additions to network leases	(4.3)	(4.6)	(7)%	(14.1)	(19.6)	(28)%
Adjusted Free Cash Flow (revised definition)	103.3	151.3	(32)%	404.9	393.1	3%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 30
5.3    EU IFRS condensed consolidated statement of financial position (unaudited)

(€ in millions)	December 31,	December 31,	Change
	2021	2020 - Restated

ASSETS
Non-current Assets:
Property and equipment	2,114.8	2,288.0	(173.2)
Goodwill	1,823.8	1,823.8	—
Other intangible assets	783.0	695.2	87.8
Deferred tax assets	169.0	214.7	(45.7)
Investments in and loans to equity accounted investees	117.6	111.7	5.9
Other investments	7.7	5.7	2.0
Derivative financial instruments	30.8	58.6	(27.8)
Other assets	23.7	33.6	(9.9)
Total non-current assets	5,070.4	5,231.3	(160.9)

Current Assets:
Inventories	26.5	27.3	(0.8)
Trade receivables	174.3	187.2	(12.9)
Other current assets	135.7	126.1	9.6
Cash and cash equivalents	139.5	82.0	57.5
Derivative financial instruments	57.1	48.1	9.0
	533.1	470.7	62.4
Assets held for sale	—	0.3	(0.3)
Total current assets	533.1	471.0	62.1

TOTAL ASSETS	5,603.5	5,702.3	(98.8)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 31

(€ in millions)	December 31,	December 31,	Change
	2021	2020 - Restated

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium	80.7	80.7	—
Other reserves	697.7	686.3	11.4
Retained loss	(2,148.1)	(2,249.9)	101.8
Remeasurements	(9.6)	(12.3)	2.7
Total equity attributable to owners of the Company	(1,366.5)	(1,482.4)	115.9
Non-controlling interests	3.4	28.6	(25.2)
Total equity	(1,363.1)	(1,453.8)	90.7

Non-current Liabilities:
Loans and borrowings	5,080.3	4,918.3	162.0
Derivative financial instruments	174.0	508.0	(334.0)
Deferred revenue	3.6	3.6	—
Deferred tax liabilities	111.7	125.1	(13.4)
Other non-current liabilities	83.3	56.5	26.8
Provisions	14.8	12.2	2.6
Total non-current liabilities	5,467.7	5,623.7	(156.0)

Current Liabilities:
Loans and borrowings	498.8	499.6	(0.8)
Trade payables	166.5	174.9	(8.4)
Accrued expenses and other current liabilities	400.6	399.5	1.1
Provisions	88.4	83.6	4.8
Deferred revenue	115.2	122.8	(7.6)
Derivative financial instruments	58.9	65.6	(6.7)
Current tax liability	170.5	184.6	(14.1)
	1,498.9	1,530.6	(31.7)
Liabilities directly associated with the assets held for sale	—	1.8	(1.8)
Total current liabilities	1,498.9	1,532.4	(33.5)

Total liabilities	6,966.6	7,156.1	(189.5)

TOTAL EQUITY AND LIABILITIES	5,603.5	5,702.3	(98.8)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 32

6    Appendix

6.1    Reconciliation reported versus rebased financial information (unaudited)

(€ in millions)	Reported
	Q1 2020	Q2 2020	Q3 2020	Q4 2020	FY 2020	Q1 2021

Revenue by nature
Video	144.4	139.6	136.6	138.4	559.0	142.7
Broadband internet	160.2	163.3	164.9	166.5	654.9	168.4
Fixed-line telephony	56.8	57.0	56.2	55.2	225.2	55.3
Cable subscription revenue	361.4	359.9	357.7	360.1	1,439.1	366.4
Mobile telephony	113.6	109.4	114.8	113.4	451.2	111.7
Total subscription revenue	475.0	469.3	472.5	473.5	1,890.3	478.1
Business services	50.0	48.3	50.8	58.6	207.7	51.3
Other	128.0	101.6	114.6	133.0	477.2	116.5
Total Revenue	653.0	619.2	637.9	665.1	2,575.2	645.9

Operating expenses by Nature
Network operating expenses	(54.3)	(46.4)	(49.1)	(48.4)	(198.2)	(57.7)
Direct costs (programming, copyrights, interconnect and other)	(130.3)	(112.2)	(127.0)	(144.9)	(514.4)	(128.6)
Staff-related expenses	(68.7)	(64.5)	(64.7)	(73.2)	(271.1)	(71.2)
Sales and marketing expenses	(21.2)	(18.8)	(23.2)	(32.4)	(95.6)	(19.3)
Outsourced labor and professional services	(9.5)	(4.8)	(6.8)	(7.3)	(28.4)	(7.1)
Other indirect expenses	(23.4)	(20.1)	(24.0)	(22.0)	(89.5)	(27.8)
Total operating expenses	(307.4)	(266.8)	(294.8)	(328.2)	(1,197.2)	(311.7)

Adjusted EBITDA	345.6	352.4	343.1	336.9	1,378.0	334.2
Adjusted EBITDA margin	52.9%	56.9%	53.8%	50.7%	53.5%	51.7%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 33

(€ in millions)	(i) Divestment Coditel S.à r.l., (ii) Changes related to the IFRS accounting outcome of certain content rights agreements and (iii) Changes related to the revenue generated by Telenet's SME and LE business customers
	Q1 2020	Q2 2020	Q3 2020	Q4 2020	FY 2020	Q1 2021

Revenue by nature
Video	(1.2)	—	—	—	(1.2)	—
Broadband internet	(0.2)	—	—	—	(0.2)	—
Fixed-line telephony	(0.2)	—	—	—	(0.2)	—
Cable subscription revenue	(1.6)	—	—	—	(1.6)	—
Mobile telephony	6.0	5.8	6.5	5.5	23.8	6.0
Total subscription revenue	4.4	5.8	6.5	5.5	22.2	6.0
Business services	(7.3)	(6.4)	(7.2)	(6.2)	(27.1)	(5.9)
Other	0.9	0.6	0.7	0.7	2.9	(0.1)
Total Revenue	(2.0)	—	—	—	(2.0)	—

Operating expenses by Nature
Network operating expenses	(0.5)	—	—	—	(0.5)	—
Direct costs (programming, copyrights, interconnect and other)	(22.7)	(5.5)	(3.2)	—	(31.4)	—
Staff-related expenses	0.5	0.3	0.2	—	1.0	—
Sales and marketing expenses	1.1	0.3	0.2	—	1.6	—
Outsourced labor and professional services	—	—	—	—	—	—
Other indirect expenses	(0.2)	—	—	—	(0.2)	—
Total operating expenses	(21.8)	(4.9)	(2.8)	—	(29.5)	—

Adjusted EBITDA	(23.8)	(4.9)	(2.8)	—	(31.5)	—

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 34

(€ in millions)	Rebased
	Q1 2020	Q2 2020	Q3 2020	Q4 2020	FY 2020	Q1 2021

Revenue by nature
Video	143.2	139.6	136.6	138.4	557.8	142.7
Broadband internet	160.0	163.3	164.9	166.5	654.7	168.4
Fixed-line telephony	56.6	57.0	56.2	55.2	225.0	55.3
Cable subscription revenue	359.8	359.9	357.7	360.1	1,437.5	366.4
Mobile telephony	119.6	115.2	121.3	118.9	475.0	117.7
Total subscription revenue	479.4	475.1	479.0	479.0	1,912.5	484.1
Business services	42.7	41.9	43.6	52.4	180.6	45.4
Other	128.9	102.2	115.3	133.7	480.1	116.4
Total Revenue	651.0	619.2	637.9	665.1	2,573.2	645.9

Operating expenses by Nature
Network operating expenses	(54.8)	(46.4)	(49.1)	(48.4)	(198.7)	(57.7)
Direct costs (programming, copyrights, interconnect and other)	(153.0)	(117.7)	(130.2)	(144.9)	(545.8)	(128.6)
Staff-related expenses	(68.2)	(64.2)	(64.5)	(73.2)	(270.1)	(71.2)
Sales and marketing expenses	(20.1)	(18.5)	(23.0)	(32.4)	(94.0)	(19.3)
Outsourced labor and professional services	(9.5)	(4.8)	(6.8)	(7.3)	(28.4)	(7.1)
Other indirect expenses	(23.6)	(20.1)	(24.0)	(22.0)	(89.7)	(27.8)
Total operating expenses	(329.2)	(271.7)	(297.6)	(328.2)	(1,226.7)	(311.7)

Adjusted EBITDA	321.8	347.5	340.3	336.9	1,346.5	334.2
Adjusted EBITDA margin	49.4%	56.1%	53.3%	50.7%	52.3%	51.7%

Rebased information: For purposes of calculating rebased growth rates on a comparable basis for the periods shown above, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions, to the same extent revenue and adjusted EBITDA related to these transactions is included in our current results: (i) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020), (ii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020 and (iii) reflect changes related to subscription and usage-related revenues and interconnect revenue generated by our Small & Medium Sized ("SME") and Large Enterprise ("LE") business customers as of Q1 2021 out of business services revenue into mobile telephony and other revenuer, respectively. We reflect the revenue and Adjusted EBITDA of acquired businesses in our historical amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between our accounting policies and those of the acquired entities, (b) any significant effects of acquisition accounting adjustments, and (c) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 35
EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 36

6.2    Reconciliation between profit for the period and Consolidated Annualized EBITDA (unaudited)

Net total leverage, which is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G, is defined as the sum of loans and borrowings under current and non-current liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDA. In its statement of financial position, Telenet's USD-denominated debt has been converted into EUR using the December 31, 2021 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure.

The following table provides a reconciliation of the Last Two Quarter's Annualized (L2QA) Profit for the period to L2QA Adjusted EBITDA.

(€ in millions)	For the three months ended		For the six months ended	Last two quarters' annualized
	September 30, 2021	December 31, 2021	December 31, 2021	December 31, 2021

Profit for the period	90.0	91.9	181.9	363.8

Income tax expense	26.8	16.8	43.6	87.2
Share of the result of equity accounted investees	(1.1)	(0.5)	(1.6)	(3.2)
Impairment of investments in equity accounted investees	—	12.2	12.2	24.4
Net finance expense (income)	37.4	13.2	50.6	101.2
Depreciation, amortization, impairment and gain on disposal of assets	174.7	192.8	367.5	735.0

EBITDA	327.8	326.4	654.2	1,308.4

Share based compensation	4.5	11.0	15.5	31.0
Operating charges related to acquisitions or divestitures	5.9	5.2	11.1	22.2
Restructuring charges	0.2	0.1	0.3	0.6
Measurement period adjustments related to business acquisitions	—	(2.3)	(2.3)	(4.6)

Adjusted EBITDA	338.4	340.4	678.8	1,357.6
Adjusted EBITDA margin	52.8%	51.0%	51.9%	51.9%
Net profit margin	14.0%	13.8%	13.9%	13.9%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 37
6.3    Definitions

(1)Rebased information: For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions, to the same extent revenue and adjusted EBITDA related to these transactions is included in our current results: (i) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020), (ii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020 and (iii) reflect changes related to subscription and usage-related revenues and interconnect revenue generated by our Small & Medium Sized ("SME") and Large Enterprise ("LE") business customers as of Q1 2021 out of business services revenue into mobile telephony and other revenue, respectively. We reflect the revenue and Adjusted EBITDA of acquired businesses in our historical amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between our accounting policies and those of the acquired entities, (b) any significant effects of acquisition accounting adjustments, and (c) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.
(2)EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation, measurement period adjustments related to business acquisitions and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and represents an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 16.
(3)Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.
(4)Adjusted EBITDA less property & equipment additions (formerly referred to as Operating Free Cash Flow (“OFCF”)) is defined as Adjusted EBITDA minus accrued capital expenditures as reported in the Company’s consolidated financial statements. Accrued capital expenditures exclude the recognition of football broadcasting rights and mobile spectrum licenses. Adjusted EBITDA less property & equipment additions is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after the Company's capital spend, which the Company believes is important to take into account when evaluating overall performance of the business and (ii) a comparable view of the Company's performance relative to other telecommunications companies. The Company's Adjusted EBITDA less property and equipment additions measure may differ from how other companies define and apply their definition of similar measures.
(5)Adjusted Free Cash Flow is defined as net cash provided by the Company's operating activities, plus operating-related vendor financed expenses (which represents an increase in the period to the Company's actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures as reported in the Company's consolidated statement of cash flows, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to the Company's actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available) each as reported in the Company's consolidated statements of cash flows. The Company believes its presentation of Adjusted Free Cash Flow, which is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G, provides useful information to its investors because this measure can be used to gauge the Company's ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to working capital activities and expenses that are capital in nature whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case the Company typically pays in less than 365 days). Adjusted Free Cash Flow should not be understood to represent the Company's ability to fund discretionary amounts, as the Company has various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for EU IFRS

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2021 - 38
measures of liquidity included in the Company's consolidated statements of cash flows. Further, the Company's Adjusted Free Cash Flow may differ from how other companies define and apply their definition of Adjusted Free Cash Flow.
(6)Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.
(7)Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in its Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.
(8)Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.
(9)Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.
(10)Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.
(11)Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.
(12)Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.
(13)Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.
(14)RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.
(15)Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
(16)Net total leverage is defined as the sum of loans and borrowings under current and non-current liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDA. In its statement of financial position, Telenet's USD-denominated debt has been converted into EUR using the December 31, 2021 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks,

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the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure. Net total leverage is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G.
(17)Net covenant leverage is calculated as per the 2020 Amended Senior Credit Facility definition, using Net Total Debt (using the €-equivalent hedged amounts for its USD-denominated debt as highlighted above), excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities, (v) any vendor financing-related liabilities, and including (vi) the Credit Facility Excluded Amount (which is the greater of (a) €400.0 million and (b) 0.25x Consolidated Annualized Adjusted EBITDA), divided by last two quarters’ Consolidated Annualized Adjusted EBITDA.

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on February 10, 2022 at 3:00pm CET, For details and webcast links, please visit: https://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 15 333 738
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006
About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussels under ticker symbol TNET. For more information, visit www.telenet.be. Liberty Global - one of the world’s leading converged video, broadband and communications companies, innovating and empowering people in six countries across Europe to make the most of the digital revolution – owns a direct stake of 58.3% in Telenet Group Holding NV (excluding any treasury shares held by the latter from time to time).
Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website https://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2020 as well as unaudited consolidated financial statements and presentations related to the financial results for the year ended December 31, 2021 have been made available on the investor relations pages of the Company’s website (https://investors.telenet.be).
Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects; strategies; product, network and technology launches and expansion and the anticipated impact of acquisitions on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; the potential adverse impact of the recent outbreak of the novel cornoavirus (COVID-19) pandemic, our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.
Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2021 have been prepared in accordance with EU IFRS unless otherwise stated and will be made available on the Company’s website on March 25, 2022.
Non-GAAP measures –Adjusted EBITDA, Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow), Adjusted Free Cash Flow and net total leverage are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (https://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on February 10, 2022, 2021 at 7:00am CET